Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Third Quarter 2016 Financial Results and

Announces Adjustment of Quarterly Dividend to $0.27 Per Share

BOSTON – November 9, 2016 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to lower middle market companies, today announced financial results for its third fiscal quarter ended Sept. 30, 2016. Additionally, THL Credit announced that its Board of Directors has declared a fourth fiscal quarter 2016 dividend of $0.27 per share payable on December 30, 2016, to stockholders of record as of December 15, 2016.

HIGHLIGHTS

($ in millions, except per share amounts)
	As of Sept. 30, 2016
Portfolio results
Total assets	$690.8
Investment portfolio, at fair value	$672.8
Net assets	$392.7
Net asset value per share	$11.84
Weighted average yield on investments	11.4%

	Quarter ended Sept. 30, 2016	Quarter ended Sept. 30, 2015
Portfolio activity
Total portfolio investments made, at par	$32.8	$37.6
Number of new portfolio investments	2	1
Number of portfolio investments at end of period	47	55
Operating results
Total investment income	$21.6	$23.1
Net investment income	$10.5	$11.6
Net increase in net assets from operations	$9.9	$2.6
Net investment income per share	$0.32	$0.35
Dividends declared per share	$0.34	$0.34

“Our dividend policy has consistently been to make distributions to shareholders in line with what we earn,” said Sam Tillinghast, Co-CEO. “Over the past two years, we have worked to shift our portfolio into first lien assets in sponsored companies. At the same time, yields for quality secured investments have contracted. The Board of Directors has decided to adjust our dividend to reflect our current investment strategy and the reality of lower yields in the current market environment.”

“Maintaining the dividend at the prior level would require us to invest in riskier assets, which we believe would add increased risk and volatility to our portfolio,” said Chris Flynn, Co-CEO. “We believe that our current strategy of investing in predominantly first lien senior secured loans will result in more stable and predictable returns for our shareholders over the long term.”

PORTFOLIO AND INVESTMENT ACTIVITY

In the third quarter, THL Credit closed on two new investments totaling $21.0 million and an additional $11.8 million in follow-on investments at par in four existing portfolio companies.

New investments and follow-on investments for the third quarter included:

•	$15.0 million investment in the senior secured term loan and a $0.5 million preferred and common equity co-investment in Merical, LLC and affiliated entities, a contract manufacturer of vitamins, minerals and supplements;

•	$8.9 million purchase of first lien senior secured term loans and revolvers of Tri-Starr Management Services, Inc. at a discount as part of a restructuring;

•	$5.5 million investment in the first lien senior secured term loan in It’s Just Lunch International LLC, a personalized matchmaking service; and

•	$2.9 million of investments in the senior secured term loans of BeneSys Inc., Loadmaster Derrick & Equipment, Inc. and a small follow-on investment in a fund.

Notable proceeds from realizations for the quarter included:

•	$17.3 million from the repayment of a second lien term loan in Granicus, Inc., which included a prepayment premium of $0.3 million;

•	$12.7 million from the repayment of a second lien term loan in Oasis Legal Finance Operating Company LLC, which included a prepayment premium of $0.1 million;

•	$10.2 million from the repayment of a second lien term loan in American Covers, Inc., which included a prepayment premium of $0.2 million;

•	$4.9 million from the sale of a residual interest in Dryden CLO, Ltd., which resulted in a realized loss;

These transactions bring the total fair value of THL Credit’s investment portfolio to $672.8 million across 47 portfolio investments at the end of the third quarter. As of Sept. 30, 2016, THL Credit’s investment portfolio at fair value was allocated 55 percent in first lien debt, which includes unitranche investments, 14 percent in second lien debt, 7 percent in subordinated debt, 9 percent in THL Credit Logan JV LLC (the

“Logan JV”), 3 percent in other income-producing securities and 12 percent in equity and other securities. The weighted average yield on new and follow-on investments made in the third quarter of 2016 was 11.6 percent. As of Sept. 30, 2016, the weighted average yield of the debt and income-producing securities, including the Logan JV, in the investment portfolio at their current cost basis was 11.4 percent. As of Sept. 30, 2016, THL Credit had loans in two issuers on non-accrual status with an aggregate amortized cost of $21.1 million and fair value of $18.7 million, or 3.1 percent and 2.8 percent of the portfolio’s amortized cost and fair value, respectively. As of Sept. 30, 2016, 86 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as LIBOR, and 14 percent bore interest at fixed rates.

This compares to the portfolio as of Dec. 31, 2015, which had a fair value of $754.2 million across 55 investments allocated 49 percent in first lien debt, including unitranche investments, 23 percent in second lien debt, 9 percent in subordinated debt, 6 percent in the Logan JV, 4 percent in other income-producing equity securities, and 9 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio, including the Logan JV, at their cost basis was 11.3 percent. As of Dec. 31, 2015, THL Credit had loans in two issuers on non-accrual status with an aggregate amortized cost of $25.0 million and fair value of $13.9 million, or 3.3 percent and 1.8 percent of the portfolio’s amortized cost and fair value, respectively. As of Dec. 31, 2015, 78 percent of its debt investments bore interest based on floating rates, which may be subject to interest rate floors, such as LIBOR, and 22 percent bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended Sept. 30, 2016 and 2015 was $21.6 million and $23.1 million, respectively, and consisted of $16.2 million and $19.1 million of interest income on debt securities (which included PIK interest of $0.5 million and $1.1 million and prepayment premiums of $0.6 million and $0.1, respectively), $2.8 million and $1.2 million of dividend income, $1.7 million and $1.7 million of interest income on other income-producing securities, and $0.9 million and $1.1 million of other income, primarily related to fees from THL Credit’s managed vehicles and other investments, respectively.

The decrease in investment income compared to the prior period was primarily due to contraction in the overall investment portfolio since Sept. 30, 2015, which led to lower interest income, and additional loans that were put on non-accrual status or were restructured into non-income producing securities. This decrease was offset primarily by an increase in dividend income from the Logan JV, prepayment premiums, and accelerated amortization from loans that were repaid during the three months ended Sept. 30, 2016.

Expenses

Expenses for the three months ended Sept. 30, 2016 and 2015 were $11.0 million and $11.5 million, respectively. For the three months ended Sept. 30, 2016 and 2015, base management fees were $2.7 million and $3.0 million, incentive fees were $2.6 and $2.9 million, administrator and other expenses were $2.0 million and $2.1 million and fees and expenses related to THL Credit’s borrowings were $3.9 million and $3.9 million, respectively. In addition, for the three months ended Sept. 30, 2016 and 2015, THL Credit recorded an income tax benefit related to its consolidated blocker corporations, excise and other taxes of $0.1 million and $0.4 million, respectively.

The decrease in operating expenses during the respective periods was due primarily to lower management and incentive fees as a result of a decrease in the size of the portfolio. This decrease was offset by lower income tax benefits from our blocker corporation investments.

Net investment income

Net investment income totaled $10.5 million and $11.6 million for the three months ended Sept. 30, 2016 and 2015, or $0.32 and $0.35 per share based upon 33,169,376 and 33,506,914 weighted average common shares outstanding, respectively.

The decrease in net investment income during the respective periods is primarily attributable to a decrease in interest on debt investments. This was offset by lower incentive and management fees and the increase in dividend income related to the Logan JV.

Net realized gains and losses on investments, net of income tax provision

For the three months ended Sept. 30, 2016, THL Credit recognized a net realized loss on portfolio investments of $25.0 million, primarily related to a $24.0 million realized loss recognized in connection with the restructurings of THL Credit’s investments in Loadmaster Derrick & Equipment, Inc. and Tri Starr Management Services, Inc. For the three months ended Sept. 30, 2015, THL Credit recognized a $0.2 million gain from the partial sale of investments.

Net change in unrealized appreciation on investments

For the three months ended Sept. 30, 2016 and 2015, THL Credit’s investment portfolio had a net change in unrealized appreciation (depreciation) of $24.7 million and $(8.6) million, respectively.

The net change in unrealized appreciation (depreciation) on investments was driven primarily by unrealized depreciation as a result of changes in the capital market conditions and the financial performance of certain assets including Charming Charlie, LLC, Hostway Corporation and Washington Inventory Service. This was offset by the restructuring of two investments, Loadmaster Derrick & Equipment, Inc. and Tri-Starr Management Services, Inc., which resulted in the reversal of unrealized depreciation recognized in prior periods upon the recognition of realized losses during the current quarter.

Provision for taxes on unrealized gain on investments

For the three months ended Sept. 30, 2016 and 2015, THL Credit recognized a provision for tax on unrealized gains of $0.4 million and $0.4 million related to consolidated subsidiaries, respectively.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended Sept. 30, 2016 and 2015, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of $0.1 million and $(0.1) million, respectively.

The net change in unrealized appreciation was due to capital market changes impacting swap rates.

For the three months ended Sept. 30, 2016 and 2015, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

Change in net assets resulting from operations

Change in net assets resulting from operations totaled $9.9 million and $2.6 million, or $0.30 and $0.08 per share based upon 33,169,376 and 33,506,914 weighted average common shares outstanding, for the three months ended Sept. 30, 2016 and 2015, respectively.

The increase in net assets resulting from operations for the respective periods is due primarily to net realized and unrealized losses in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

As of Sept. 30, 2016, THL Credit had cash of $4.3 million. THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of Sept. 30, 2016, THL Credit had $288.7 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan facility and $97.2 million outstanding on the revolving credit facility, and $85.0 million of notes payable outstanding. As of Sept. 30, 2016, borrowings outstanding had a weighted average interest rate of 4.24 percent. For the nine months ended Sept. 30, 2016, THL Credit borrowed $98.3 million and repaid $153.3 million under the credit facilities.

For the nine months ended Sept. 30, 2016, THL Credit operating activities provided cash of $90.9 million primarily from the sales and repayments of investments and its financing activities used $55.0 million to repay borrowings on its credit facility, $33.9 million for distributions to stockholders, $1.5 million to repurchase common stock and $0.1 million for the payment of financing and offering costs.

For the nine months ended Sept. 30, 2015, THL Credit’s operating activities provided cash of $70.7 million, primarily in connection with the sales and repayments of portfolio investments, and its financing activities used cash of $19.5 million to repay borrowings, $7.0 million to repurchase common stock, $34.3 million for distributions to stockholders and $1.9 million for the payment of financing and offering costs.

RECENT DEVELOPMENTS

From October 1, 2016 through November 8, 2016, THL Credit closed one new and one follow-on first lien investment totaling $13.9 million in the financial services and industrials industries. The new floating rate investment and follow-on fixed rate investment have a combined weighted average yield based upon cost at the time of the investment of 8.3%.

On October 3, 2016, THL Credit sold its first lien investment in American Achievement Corporation at cost for net proceeds of $9.6 million.

On October 5, 2016, THL Credit completed the restructuring of its investment in Copperweld Bimetallics LLC. As part of the restructuring, it exchanged the cost basis of its senior secured loan totaling $19.3 million for a debt-like preferred equity position of $3.4 million and a controlled equity position of an affiliate of Copperweld valued at $9.0 million, with $5.4 million remaining as a senior secured term loan. In connection with the restructuring, THL Credit recognized a $1.5 million loss in the fourth quarter.

On October 20, 2016, THL Credit received proceeds of $11.0 million from the repayment of its second lien investment in Synarc-Biocore Holdings, LLC at par.

On November 8, 2016, THL Credit’s board of directors declared a dividend of $0.27 per share payable on December 30, 2016 to stockholders of record at the date of business on December 15, 2016.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on November 10, 2016, at 10:30 a.m. Eastern Standard Time. The conference call will be led by Sam W. Tillinghast and Christopher J. Flynn, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 95468931. THL Credit will also broadcast the conference call live via its website at www.THLCreditBDC.com. Starting approximately two hours after the conclusion of the call, a replay will be available through November 17, 2016, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 95468931. The replay will also be available on THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.THLCreditBDC.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(in thousands, except per share data)

	September 30, 2016	December 31, 2015
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $549,703 and $682,065, respectively)	$533,204	$672,333
Controlled investments (cost of $123,519 and $84,773, respectively)	139,554	81,823
Non-controlled, affiliated investments (cost of $4 and $7, respectively)	4	7

Total investments at fair value (cost of $673,226 and $766,845, respectively)	$672,762	$754,163
Cash	4,263	3,850
Interest, dividends, and fees receivable	8,334	7,060
Deferred financing costs	2,702	3,224
Deferred tax assets	1,403	1,118
Due from affiliate	489	686
Prepaid expenses and other assets	430	485
Other deferred assets	206	375
Deferred offering costs	118	—
Receivable for paydown of investments	56	330

Total assets	$690,763	$771,291

Liabilities:
Loans payable ($203,651 and $258,651 face amounts, respectively, reported net of unamortized debt issuance costs of $1,649 and $1,902, respectively.)	$202,001	$256,749
Notes payable ($85,000 and $85,000 face amounts, respectively, reported net of unamortized debt issuance costs of $2,833 and $3,190, respectively.)	82,167	81,809
Accrued incentive fees	3,918	4,243
Deferred tax liability	4,384	3,881
Base management fees payable	2,678	2,944
Accrued expenses and other payables	1,553	1,665
Accrued interest and fees	965	485
Other deferred liabilities	285	410
Interest rate derivative	102	206

Total liabilities	298,053	352,392
Net Assets:
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,169 and 33,311 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	33	33
Paid-in capital in excess of par	440,088	441,742
Net unrealized (depreciation) appreciation on investments, net of provision for taxes of $4,384 and $3,791, respectively	(4,848)	(16,473)
Net unrealized depreciation on interest rate derivative	(102)	(206)
Accumulated undistributed net realized losses	(48,683)	(14,349)
Accumulated undistributed net investment income	6,222	8,152

Total net assets	392,710	418,899

Total liabilities and net assets	$690,763	$771,291

Net asset value per share	$11.84	$12.58

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$16,790	$20,616	$51,642	$62,397
Dividend income	73	22	147	315
Other income	443	563	1,499	3,063
From non-controlled, affiliated investments:
Other income	373	501	1,238	1,746
From controlled investments:
Interest income	1,164	235	2,336	712
Dividend income	2,685	1,180	7,641	2,284
Other income	38	—	113	113

Total investment income	21,566	23,117	64,616	70,630
Expenses:
Interest and fees on borrowings	3,484	3,154	10,488	9,394
Base management fees	2,678	2,991	8,390	8,885
Incentive fees	2,624	2,912	2,654	8,873
Administrator expenses	888	912	2,708	2,782
Other general and administrative expenses	542	617	1,720	2,046
Amortization of deferred financing costs	389	703	1,157	1,528
Professional fees	350	328	1,180	1,125
Directors’ fees	168	226	578	662

Total expenses	11,123	11,843	28,875	35,295
Income tax (benefit) provision, excise and other taxes	(52)	(375)	184	(156)

Net investment income	10,495	11,649	35,557	35,491
Realized Gain and Change in Unrealized Appreciation on Investments:
Net realized (loss) gain on investments:
Non-controlled, non-affiliated investments	(25,100)	196	(27,064)	273
Controlled investments	120	20	(10,767)	20

Net realized (loss) gain on investments	(24,980)	216	(37,831)	293

Net change in unrealized (depreciation) appreciation on investments:
Non-controlled, non-affiliated investments	20,021	(7,626)	(6,765)	(6,621)
Controlled investments	4,654	(969)	18,983	4,312

Net change in unrealized (depreciation) appreciation on investments	24,675	(8,595)	12,218	(2,309)

Net realized and unrealized loss from investments	(305)	(8,379)	(25,613)	(2,016)
Provision for taxes on realized gain on investments	—	(9)	—	(9)
Provision for taxes on unrealized gain on investments	(381)	(443)	(588)	(659)
Interest rate derivative periodic interest payments, net	(66)	(109)	(232)	(336)
Net change in unrealized appreciation (depreciation) on interest rate derivative	144	(114)	104	(257)

Net increase in net assets resulting from operations	$9,887	$2,595	$9,228	$32,214

Net investment income per common share:
Basic and diluted	$0.32	$0.35	$1.07	$1.05
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.30	$0.08	$0.28	$0.95
Dividends declared and paid	$0.34	$0.34	$1.02	$1.02
Weighted average shares of common stock outstanding:
Basic and diluted	33,169	33,507	33,235	33,739

ABOUT THL CREDIT

THL Credit is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt of lower middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Dallas, Los Angeles and New York. THL Credit is a direct lender to lower middle market companies that invests primarily in directly originated first lien secured loans, including unitranche investments. THL Credit targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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